UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2007

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th Floor, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 7.01 Regulation FD Disclosure

In light of the significant declines in dealer price quotes in recent weeks of various securities owned by Zions, the company has undertaken a review of its securities available for sale. As a result of that review, seven of twelve REIT trust preferred CDO securities have been deemed as other than temporarily impaired (OTTI), resulting in an estimated pretax charge to income in the fourth quarter of about $94 million or approximately $0.52 per common diluted share after-tax.

Five of these seven securities are rated investment grade by both agencies rating them; a sixth is rated investment grade by one agency.  These six securities have paid their scheduled fourth quarter cash payment.  The collateral in these securities includes debt issued by commercial income REITs, commercial mortgage-backed securities, residential mortgage REITs, and home builders. The decision to deem these securities OTTI was based on a specific analysis of each security, including an evaluation of the underlying collateral using information and industry knowledge available to Zions.

The securities deemed other than temporarily impaired are among the twelve REIT trust preferred CDO securities reported in our third quarter SEC Form 10-Q (page 27) with an aggregate book value of $229 million and fair value of $144 million as of September 30, 2007. The difference between book value and fair value ($85 million) was recorded at the end of the third quarter as a reduction to capital through Other Comprehensive Income.   As of December 18, the fair value of these twelve securities had further declined to $58 million based on dealer marks, or $171 million less than book value.

At September 30, 2007, the seven securities now deemed OTTI had a total book value of $116.8 million and an aggregate fair value of $58.5 million. As of December 18, we are writing these seven securities down to current fair value of $22.7 million. As required by GAAP for securities deemed OTTI, the Accumulated Other Comprehensive Income recorded in the third quarter for these seven securities will be reversed and the entire impairment amount of $94.1 million will be charged through the income statement as an expense in the fourth quarter.

The remaining $112 million of REIT trust preferred CDO securities that have not been deemed OTTI will be valued at $35.6 million as of this date; the difference will be recorded in OCI.

Zions does not expect any material changes in its capital ratios at December 31, 2007 compared to September 30, 2007.

As previously disclosed, a security owned by Lockhart Funding LLC, an off-balance sheet commercial paper conduit sponsored by Zions Bank, was downgraded below AA- by one rating agency in November. As required under the liquidity agreement, Zions Bank purchased the security at book value of $30 million from Lockhart Funding LLC. The purchased security was written down to fair value, resulting in a pretax expense of approximately $9.7 million or approximately $0.058 per diluted common share after-tax.

Zions also will record its share of the Visa anti-trust settlement as a pretax expense of approximately $3.9 million in the fourth quarter, or approximately $0.022 per common diluted share after-tax.

This current report on form 8-K contains statements that relate to the projected performance of Zions Bancorporation and elements of or affecting such performance, including statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations and estimates of management.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual facts, determinations, results or achievements may differ materially from the statements provided in this 8-K since such statements involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to:  competitive pressures among financial institutions; economic, market and business conditions, either nationally or locally in areas in which Zions Bancorporation conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes and other factors described in Zions Bancorporation’s Annual Report on Form 10-K for the year ended December 31, 2006.  In addition, the statements contained in this 8-K are based on facts and circumstances as understood by management of the company on the date of this 8-K, which may change in the future.  Zions Bancorporation disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

December 19, 2007	By:	/s/ Thomas E. Laursen
Name: Thomas E. Laursen
Title: Executive Vice President and General Counsel